ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

EXHIBIT 5.1

December 11, 2013

Atossa Genetics Inc.

1616 Eastlake Ave. East, Suite 510

Seattle, Washington 98102

Ladies and Gentlemen:

We have acted as counsel to Atossa Genetics Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of (i) up to 375,000 shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Issued Shares”), issued pursuant to a common stock purchase agreement (the “Purchase Agreement”), and (ii) up to 3,825,000 additional shares of the Common Stock of the Company (the “Issuable Shares”), issuable pursuant to the Purchase Agreement, as described in the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law. For the purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Issuable Shares are issued.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) the Issuable Shares have been duly authorized and, once the Issuable Shares have been issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the Issuable Shares will have been validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP